EXHIBIT 21

Subsidiaries

Clarion Real Estate, L.L.C.
Clarion Technologies — Mexico, LLC
CTI Rio Bravo, S. de R.L. de C.V.
Clarion Technologies de Mexico, S. de R.L. de C.V.